 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    July 23, 2012

POKERTEK, INC.
(Exact Name of Registrant as Specified in Its Charter)

North Carolina	000-51572	61-1455265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1150 Crews Road, Suite F Matthews, North Carolina	28105
(Address of Principal Executive Offices)	(Zip Code)

(704) 849-0860
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreements.

The Registrant, on the one hand, and Gehrig White and Arthur Lomax, on the other hand, entered into a Second Loan Modification Agreement, dated as of July 23, 2012 (the “Loan Modification Agreement”).  Lomax and White are both directors and founders of the Registrant.

The Loan Modification Agreement amends and modifies the terms of the Note Purchase Agreement, dated as of March 21, 2008, as amended on September 10, 2009, and the Loan Modification Agreement, dated June 2, 2011, between the Registrant and Lomax and Gehrig White.  Pursuant to the Loan Modification Agreement, the parties agreed as follows:

(i)
$100,000 of the remaining principal balance ($700,000) would be converted into 133,334 shares of the Registrant’s common stock, reflecting a conversion price of $0.75 per share, the closing price of a share of Registrant’s common stock on Friday, July 20, 2012 as reported by the NASDAQ Capital Market.

(ii)	The Registrant would pay interest only, calculated at the rate of 9% per annum, on the remaining principal balance ($600,000) through December 31, 2012.
(iii)
Beginning February 1, 2013 and the first day of each calendar month thereafter until January 1, 2017, the Registrant will make monthly payments of interest and principal in the amount of $14,931.03, the amount required to fully amortize the remaining principal balance and the accrued interest thereon over 48 months.  In the event of a prepayment, the monthly amount would be recalculated.

(iv)	The remaining principal balance of the note and all accrued but unpaid interest thereon is finally due and payable on December 31, 2016.

The parties also executed a Second Amended and Restated Promissory Note and a Second Amended and Restated Security Agreement to reflect the terms of the Loan Modification Agreement.

The Loan Modification Agreement and the transactions contemplated therein were approved by the Board of Directors, including a majority of the independent directors.

The foregoing summary is qualified in its entirety by reference to the Loan Modification Agreement which is attached as Exhibit 10.1 hereto.  Further, all terms used but not defined herein shall have the meanings ascribed in the Loan Modification Agreement.

Item 9.01.	Exhibits.

(d)           Exhibits

Exhibit Number	Description

10.1	Form of Loan Modification Agreement, dated as of July 23, 2012, by and among the Registrant and Gehrig White and Arthur Lomax.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PokerTek, Inc.

Date: July 26, 2012	By:	/s/ Mark D. Roberson
Mark D. Roberson, Chief Executive Officer and Chief Financial Officer